Exhibit 10.41

EQUINIX 2010 INCENTIVE PLAN

JANUARY 1, 2010

PLAN OBJECTIVES

Equinix, Inc. (the “Company”) offers the 2010 Incentive Plan to eligible employees of the Company and its subsidiaries to provide them with the opportunity to participate in Company performance. It is designed to motivate employees to achieve certain Company objectives while providing competitive total rewards for key positions and retaining top talent.

PLAN FEATURES

ELIGIBILITY/PARTICIPATION

All full-time and part-time employees of the Company and employees of the Company’s subsidiaries have the possibility of receiving a target bonus under the 2010 Incentive Plan, provided the conditions set out below are met. Commissioned sales employees are not eligible to participate. Full-time and part-time new hires become eligible to participate in the 2010 Incentive Plan as of their hire date. The maximum target bonus that an employee not employed by the Company or a participating subsidiary at the beginning of the year may receive, however, will be a percentage of a target bonus equal to that percentage of the year he/she was employed by the Company or a participating subsidiary and is subject to the conditions set out below being met. An employee with a start date on or after October 1st will not be eligible to participate in the 2010 Incentive Plan.

To be eligible to receive a target bonus, the employee must be employed by the company or a participating subsidiary at the date when the bonus amount is determined pursuant to the paragraph entitled “Payment of Awards” below, and for avoidance of doubt, an employee is not eligible to receive a bonus under the 2010 Incentive Plan if on the date a target bonus is to be paid:

•	he/she is on a Performance Improvement Plan (PIP);

•	he/she is on notice (whether given or received) termination of employment;

•	he/she is on garden or similar non-paid leave; and

•	he/she is suspended from his/her duties for any reason and/or is subject to ongoing disciplinary proceedings.

Payouts will be pro-rated over the period based on the position the employee held during the performance period. For example, if an employee is promoted from Senior Manager to Director, his/her bonus will be calculated based upon the number of days in each position. As another example, if an employee is promoted from a non-commissioned position to a commissioned sales position, his/her bonus will be pro-rated based on the number of days worked in a non-commissioned position. Subject to applicable laws, an employee on an approved leave of absence (not considered as effective work time) from the Company or a participating subsidiary will be eligible for the pro-rated bonus amount based on the number of days worked as an active employee during the 2010 calendar year.

Any bonus payment made under the 2010 Incentive Plan will not form part of an employee’s pensionable salary.

The plan year is effective January 1, 2010 and will end on December 31, 2010. Where bonuses are awarded under the 2010 Incentive Plan, they will be paid after plan year-end.

TARGET BONUSES

Target bonuses are based on a percentage of the employee’s annual base salary. An employee’s target bonus percentage may be modified from time to time, for example, due to changes in the Company’s financials or salary changes, until the end of the plan year.

The 2010 Incentive Plan includes an individual performance component. Bonus awards are linked to employee performance and are intended to reward achievement of key results at both the Company and individual level. Employee performance will be measured by an annual performance review. If the Company exceeds the approved operating plan for EBITDA, then top performers may earn up to 150% of target bonus awards. Employees may receive less than their targeted bonus based upon Company and individual performance. The degree to which the employee achieves his/her targeted bonus amount (e.g., less than, equal to, or greater than the target percentage) is the degree to which both the employee and the Company achieve key performance goals throughout the year.

In addition, at its discretion the Compensation Committee of the Board of Directors (the “Compensation Committee”) may reduce or eliminate the actual award that otherwise would be payable should economic conditions warrant it.

PAYMENT OF AWARDS

Individual awards are determined once the plan year has ended and the Compensation Committee has decided any amounts to be awarded. Where individual awards are to be paid, they will be paid as soon after the close of the calendar year as practical. It is intended that payment will be made no event later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code.

FORM OF PAYMENT

Each award shall be paid in cash in a single lump sum. The Company shall withhold all required taxes and charges from an award, including any federal, state, local or other taxes and social insurance contributions. Amounts will be determined by the Company in U.S. dollars, but may be paid to employees outside the United States in local currency.

PLAN ADMINISTRATION

The Plan is discretionary in nature, and the Compensation Committee may suspend, modify or terminate the 2010 Incentive Plan at any time without advance notice. The CEO of the Company will have the final decision over any interpretations or disputes regarding the 2010 Incentive Plan.

All determinations and decisions made by the Compensation Committee, the Board of Directors, or the CEO pursuant to the provisions of the 2010 Incentive Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

COMPANY PERFORMANCE AND FUNDING OF INCENTIVE POOL

The funding level of the Incentive Pool will be based on Company performance against an EBITDA goal, as set forth in the Board of Directors-approved operating plan, adjusted from time to time throughout the plan year. The EBITDA goal will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan and will exclude the impact of fluctuations in foreign currencies against the foreign currency rates applied in the FY2010 budget. The specific EBITDA goal for 2010 shall be as set forth on a “Design Criteria” established prior to the end of the first quarter.

The Design Criteria shall be as follows:

One hundred percent (100%) of the Incentive Pool shall be funded if the Company hits its operating plan for EBITDA for 2010, subject to the discretion retained by the Compensation Committee to reduce or eliminate the actual award that otherwise would be payable based upon achieving this goal. For every 1% below operating plan for EBITDA, the Incentive Pool shall be reduced by 20%. For instance, if the Company is 2% below operating plan, only 60% of the Incentive Pool shall be funded. There shall be no Incentive Pool if EBITDA is 95% or less of the approved operating plan.

MISCELLANEOUS

Nothing in the 2010 Incentive Plan shall interfere with or limit in any way the right of the Company or its subsidiary or affiliate, as applicable, to terminate any employee’s employment or service at any time, with or without cause. Except to the extent provided by applicable law or pursuant to a written agreement between the employee and the Company or its subsidiary or affiliate, employment with the Company or its subsidiary or affiliates is on an at-will basis only. Nothing in this 2010 Incentive Plan shall constitute an employment agreement between an employee and the Company.

Each award that may become payable under the 2010 Incentive Plan shall be paid solely from the general assets of the Company. No amounts awarded or accrued under the Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment. The obligation to pay awards under the 2010 Incentive Plan shall at all times be an unfunded and unsecured obligation of the Company. Employees shall have the status of general creditors of the Company. Any bonus or award payable under the 2010 Incentive Plan is voluntary and occasional and does not create any contractual or other right to receive grants in future years or benefits in lieu of such awards.

The 2010 Incentive Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, without regard to their conflict-of-law provisions.

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